Exhibit 14

Approved by the Haynes International, Inc.
Board of Directors and the Audit Committee of
the Board on August 15, 2005

HAYNES INTERNATIONAL, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I.                                         Introduction

It is the policy of Haynes International, Inc. (the “Company”) to deter wrongdoing and promote compliance with legal requirements and the highest standards of business and ethical conduct.  We rely on these standards to gain the trust of customers, peers and shareholders.  In keeping with this policy the Board of Directors has adopted this Code of Business Conduct and Ethics (the “Code”).  All Company directors, officers and employees are expected to read and understand this Code, to uphold these standards in day-to-day activities, and to comply with all applicable policies and procedures.

The purpose of this Code is to set forth in writing standards that will deter wrongdoing and that will promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional, official or employment relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with or submit to the Securities and Exchange Commission (“SEC”) and in other public communications that we make;

•                  compliance with applicable governmental laws, rules and regulations;

•                  the prompt internal reporting of violations of this Code, violations of our accounting policies or other illegal or unethical behavior to appropriate specified persons [see Section III for information on how to report such incidents]; and

•                  accountability for adherence to this Code’s provisions.

Because the principles described in this Code are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department if you have any questions.

Please sign the acknowledgment form at the end of this Code and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code.  The signed acknowledgment form will be located in your personnel file.  Periodically, or as there are substantive changes to the Code, you may be asked to sign an acknowledgment indicating your continued understanding of the Code.

II.                                     Your Responsibilities to the Company and its Shareholders

A.                                   General Standards of Conduct

The Company expects all directors, officers, and employees to exercise good judgment to ensure the safety and welfare of employees and to maintain a cooperative, efficient and productive work environment and business organization.  These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company.  Directors, officers or employees who engage in misconduct (including a violation of this Code) or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

B.                                     Applicable Laws

All Company directors, officers and employees must comply with all applicable laws, regulations, rules and regulatory orders including insider trading laws.  Insider trading is purchasing or selling company stock based on information you have that is not available to the general public [please refer to the Company’s Insider Trading Policy (available on our website or from Human Resources) for additional information].  Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws.  Each director, officer and employee must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice on specific Company policies and procedures.  Violations of laws, regulations, rules and orders are also a violation of this Code and may subject the director, officer or employee to individual criminal or civil liability, as well as to discipline action by the Company.

C.                                     Confidentiality

Our proprietary information is valuable to both the Company and to outsiders.  Only information that has already been made available to the public (such as through press releases, annual reports, quarterly reports, filings with the Securities and Exchange Commission, etc.) or that must be disclosed to properly perform your job, may be provided outside the Company.  Employees should not acquire, use, access, copy, remove, modify, alter or disclose to any third parties any confidential information for any purpose other than to fulfill job responsibilities or in connection with Company-sponsored activities.  All information and data resident on the Company’s computers, mainframe, network or personal computers, are the sole and exclusive property of the Company.  Care must be exercised with respect to computer data and information to protect them against intentional or unintentional corruption, for example, by computer viruses.

D.                                    Conflicts of Interest

Each of us has a responsibility to the Company, our shareholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.  The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.  A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.  Whether particular conduct, relationships or transactions might be considered to be a conflict of interest may not always be clear.  Where there is any question as to whether any conduct, relationship or transaction might be considered to be a conflict of interest, and whether the Company might nevertheless approve such conduct, relationship or transaction, you are strongly encouraged to contact the Chief Financial Officer of the Company.

E.                                      Public Disclosure

It is our policy that the information in our public communications, including SEC filings, be full, fair, accurate, timely and understandable.  All directors, officers and employees who are involved in our disclosure process are responsible for upholding this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to us and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about us to others, whether within or outside our company, including our external independent auditors and our internal auditors.  In addition, any director, officer or employee who has a supervisory role in our disclosure process has an obligation to discharge his or her responsibilities diligently.

The Company’s internal operating controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of this Code, including but not limited to violations of applicable laws and regulations.  Even the best systems of controls and procedures, however, cannot provide absolute safeguards against such violations.  The Company and its directors, officers and employees have a responsibility to investigate and report to appropriate governmental authorities, as required, any violations of applicable legal and regulatory requirements relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders, and the actions taken by the Company to remedy such violations.  If you have reason to believe that such a violation has occurred, you should contact your supervisor, senior management or file a report through the Haynes Whistleblower hotline or website [see Section III below for more information].

F.                                      Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises.  Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down.  More generally, directors, officers and employees are prohibited from using corporate property, information or position (including customer lists or information) for personal gain or competing with us.

Sometimes the line between personal and corporate benefits is difficult to draw, and sometimes both personal and corporate benefits may be derived from certain activities.  The only prudent course of conduct for our directors, officers and employees is to make sure that any use by them of our property or services that is not solely for our benefit is approved by us beforehand through contact with the Chief Financial Officer of Haynes International, Inc.

G.                                     Fair Dealing

We have a history of succeeding through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices.  Each director, officer and employee should endeavor to deal fairly with our customers, clients, service providers, suppliers, competitors and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

H.                                    Books and Records

Federal and state laws require that all business records be prepared accurately, reliably, and in a timely manner.  The Company has established a sound system of internal controls and considers it a priority for employees to perform responsibilities within the control framework.  It is very important that no director, officer or employee create or participate in the creation of (or falsification or alteration of) any Company records that are intended to mislead anyone or conceal anything improper.

Company books and records should be maintained in confidence, safeguarded from loss and destruction, and subjected to internal control and audit procedures.  Directors, officers and employees should be honest and straightforward when dealing with internal or external auditors with respect to the Company’s transactions, records, accounts and financial statements.

If you are approached by anyone to make a questionable alteration or falsification of the Company’s business records or if approached to destroy Company records outside of customary record retention policies, immediately contact your supervisor, senior management or file a report on the Haynes Whistleblower hotline or website [see Section III below].

I.                                         Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All of the Company’s assets should be used for legitimate business purposes.  Knowledge of any theft, carelessness or waste of Company assets should be reported to your supervisor, senior management or through the Haynes Whistleblower hotline or website.

Haynes’ intellectual property, including its copyrights, patents, trademarks, trade and other secrets are at the core of the Company’s technical and financial success.  Employees are to protect the Company’s intellectual property and act responsibly with the sensitive information of customers, competitors and stakeholders.

III.                                 Reporting of Violations of this Code, Illegal or Unethical Behavior, or Violations of Accounting Matters

A.                                   Scope

These policies and procedures for reporting illegal or unethical behavior have been established by the Board and the Audit Committee in compliance with Section 301 of the Sarbanes-Oxley Act of 2002 (“Section 301”).  These Policies and Procedures apply to the receipt, retention and treatment of (a) complaints received by the Company from any person (including non-employees) regarding possible wrongdoing under this Code, including but not limited to accounting, internal accounting controls, auditing matters, and securities law violations, and (b) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or regarding possible violations of the Code (including any illegal or unethical behavior), all as required by Section 301 and the Code (collectively, “Complaints”).

If you have a concern or complaint about employment or other matters that arise under the Company’s employee handbook or other corporate policies, but which do not relate to any violation of the Code or to any concern regarding accounting or auditing matters, you should notify your local Supervisor, or Human Resources representative and should refrain from using these policies and procedures to report those types of concerns or complaints.

All directors, officers and employees are required to report suspected or observed violations of the law, accounting or auditing matters or this Code.  Examples of Complaints which must be reported are:

•                                          Accounting or auditing matters, such as fraud or intentional error in the preparation, evaluation, review or audit of any financial statement, tax return or other financial reports of the Company.

•                                          Falsification of contracts, reports or records.

•                                          Non-compliance with the Company’s internal accounting controls.

•                                          Securities violations (including insider trading).  There are occasions in which a director, officer, or employee becomes aware of insider information relating to the Company that has not been made public.  In those instances, such a person may be prohibited during a specific time period from trading in the Company’s stock or disclosing, directly or indirectly, such information.  Trading on inside information (the buying or selling of the Company’s common stock based on information that you know about the Company, but which has not been publicly disclosed) is both unethical and illegal.  [Please refer to the Company’s Insider Trading Policy for additional information.]

•                                          Illegal or unethical behavior in violation of this Code.

B.                                     Reporting Procedures

Directors, officers and employees may report Complaints using one of the following methods:

•                                          Discuss your Complaint with your Supervisor, Senior Management or Human Resource Representative.

•                                          Direct your Complaint to the Internal Audit Manager who will review the complaint with the Chief Financial Officer.

•                                          Submit your Complaint anonymously through the Haynes Whistleblower hotline or website.  The hotline and website are operated by EthicsPoint, an independent third party.  The phone line and website are available 24 hours a day, 7 days a week @ 1-866-294-9323 or www.EthicsPoint.com.  This reporting mechanism allows an employee (or non-employee) to file a report anonymously and allows the company to follow-up via confidential two-way communication.  The person reporting a Complaint may choose to identify himself in the communication or may remain anonymous.  If the reporter remains anonymous, he will be given a numeric code and a follow-up date.  The Complaint will be initially communicated from EthicsPoint to the Internal Audit Manager who will investigate the Complaint and follow-up with the reporter.  The Internal Audit Manager will bring all Complaints to the attention of the Chief Financial Officer and Chief Executive Officer.  The Internal Audit Manager will maintain records of all Complaints and the status and disposition of Complaints.

Third parties may report Complaints anonymously through the Haynes Whistleblower hotline or website.  The same policies and procedures will apply to the handling of third party Complaints as are applicable to Complaints submitted by directors, officers and employees.

C.                                     Employee Safeguards

To the extent possible, all submissions of Complaints will be handled in a confidential manner.  In no event will information concerning a Complaint be released to persons without specific need to know about it.

You may report Complaints in confidence and without fear of retaliation. The Company will not retaliate against anyone who in good faith reports a Complaint.  On the other hand, any employee who submits a Complaint that the employee knows or suspects may be false will be subject to disciplinary action.  All Complaints will be investigated and the records of the investigation will be retained.

While the Company will not retaliate against an employee because of his or her good faith report of a Complaint, an employee who reports a Complaint may still be disciplined for misconduct or for any unrelated reasons.  In other words, an employee is not exempt from disciplinary action simply because he or she has made a Complaint.  For example, an employee who makes a good faith Complaint and who is on probation due to unsatisfactory job performance may still be disciplined based on his or her job performance.

The Company prefers that employees identify themselves when reporting Complaints because this will better enable the Internal Audit Manager to investigate the alleged wrongdoing.  However, the Company recognizes that in some cases employees may feel it desirable to remain anonymous.  The Internal Audit Manager will investigate anonymous Complaints, but requests that such Complaints be described in as much detail as possible with regard to the alleged misconduct, the individuals involved, and the basis for the allegations so that a thorough investigation can be conducted.

If the Complaint relates to the Internal Audit Manager or Audit Committee members or there is a potential conflict of interest, the Complaint should be submitted to the Company’s Chief Financial Officer.  The Haynes Whistleblower hotline and website will not deliver a report to a person named in the Complaint.

D.                                    Investigation of Complaints

Complaints received regarding accounting and compliance matters will be referred to the Internal Audit Manager who after consultation with the CEO and CFO shall make a determination, in his or her reasonable judgment, whether a reasonable basis exists for commencing an investigation into the Complaint.  To assist in making this determination, the Internal Audit Manager may conduct an initial, informal inquiry.  Other parties may become involved in the inquiry based on their experience.  The investigation may include questions for the reporter.  The Haynes Whistleblower hotline and website operated by EthicsPoint allows for anonymous exchange of information between complainant and investigator.

Investigation of Complaints will be prompt.  The determination by the Internal Audit Manager will be communicated to the person who brought the Complaint, to the CFO, CEO, and Audit Committee and to other relevant management, as appropriate.

Upon making a determination to recommend a formal investigation, the Internal Audit Manager will promptly notify the Audit Committee.  The Audit Committee will then determine, in its reasonable judgment, whether a reasonable basis exists for commencing a formal investigation into the Complaint.  If the Audit Committee makes such a determination, then it shall instruct the Internal Audit Manager to proceed with a formal investigation.  The Internal Audit Manager shall oversee all investigations under the authority of the Audit Committee.  The Audit Committee shall ensure coordination of each investigation and shall have overall responsibility for implementation of this policy.  The Audit Committee shall have the authority to retain outside legal or accounting expertise in any investigation as it deems necessary to conduct the investigation in accordance with its charter and this code.

At each meeting of the Audit Committee, the Internal Audit Manager shall prepare a report to the Audit Committee stating the nature of any Complaints submitted during the quarter immediately preceding the meeting of the Audit Committee, whether or not the Complaint resulted in the commencement of a formal investigation, and the status of each investigation.

E.                                      Corrective Action

The Audit Committee, with the input of the Internal Audit Manager and Company management, if requested, will determine the validity of a Complaint and any corrective action, as appropriate.  It is the responsibility of the Audit Committee to report to Company management any noncompliance with legal and regulatory requirements and to assure that management takes corrective action including, where appropriate, reporting any violation to the relevant federal, state or regulatory authorities.  Directors, officers and employees that are found to have violated any laws, governmental regulations or Company policies will face appropriate, case-specific disciplinary action, which may include demotion or discharge.

F.                                      Retention of Complaints and Documents

All Complaints submitted by an employee regarding an alleged violation or concern will remain confidential to the extent practicable.  In addition, all written statements, along with the results of any investigations relating thereto, shall be retained by the Company for a minimum of six (6) years.  It is illegal and against the Company’s policy to destroy any corporate audit records that may be subject to or related an investigation by the Company or any federal, state or regulatory body.

IV.                                Waivers

Any waiver of any provision of this Code for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of

Directors and promptly disclosed to shareholders along with the reason for the waiver.  Any waiver of any provision of this Code with respect any other employee, agent or contractor must be approved in writing by the Company’s Chief Executive Officer.

V.                                    Disciplinary Actions

The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values.  We expect all of our directors, officers and employees to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any director, officer or employee, whose actions are found to violate these policies or any other policies of the Company.  Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion.  Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. You should contact the Company’s Human Resources Department for more detailed information.

Adhering to this Code is a condition of employment.  The Company must have the opportunity to investigate and remedy any alleged violations or employee concerns, and each employee must ensure that the Company has an opportunity to undertake such an investigation.  This policy does not constitute a contractual commitment of the Company.  This policy does not change the at-will employment status of an employee.  Specifically, employment is for an indefinite period of time and is terminable at anytime with or without cause.

Acknowledgement of Receipt of Business Conduct and Ethics

I have received and read the Company’s Code of Business Conduct and Ethics.  I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my position with the Company.  I further agree to comply with the Company Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policy, or the legal and regulatory requirements applicable to my position with the Company, I know I can consult my manager, the Chief Financial Officer or the Human Resources Department, knowing that my questions or reports to these sources will be maintained in confidence.

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Signature

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